SCHEDULE DEFR14A INFORMATION

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SGI INTERNATIONAL
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(LOGO)

SGI INTERNATIONAL
1200 Prospect Street, Suite 325
La Jolla, California 92037

July 6, 2001

Dear Shareholder:

On behalf of the Board of Directors and employees of SGI International, I cordially invite you to attend the SGI International Annual Meeting of shareholders on Friday, September 14, 2001, in La Jolla, California. The meeting will begin promptly at 9:00 a.m. local time at Hotel Parisi, 1111 Prospect Street, La Jolla, California 92037. Directions are as follows: from Interstate 5 North or 52 West, use the Ardath Road Exit, follow Ardath Road to Torrey Pines, turn right on Prospect. From Interstate 5 South, exit at La Jolla Village Drive and turn right (west), turn left onto Torrey Pines Road, turn right on Prospect, the hotel is on the left side of the street. Parking is available in the hotel's underground parking and on surrounding streets.

The official Notice of the Annual Meeting, Proxy Statement and Proxy Card are included with this letter. The vote of every shareholder is important, whether or not you plan to attend the meeting, please take the time to vote. As explained in the proxy statement, you may withdraw your proxy at any time before it is actually voted at the meeting. Your cooperation in promptly signing, dating and mailing your Proxy Card, will be greatly appreciated. Please note that mailing your completed proxy will not prevent you from voting in person at the meeting, if you wish to do so.

If you plan to attend the meeting in person, please remember to bring a form of personal identification with you. If you need special assistance at the meeting please contact our office at (858) 551-1090. We look forward to meeting you personally, should you be able to attend.

Sincerely,

Michael L. Rose
MICHAEL L. ROSE
Chairman of the Board

SGI INTERNATIONAL
1200 Prospect Street, Suite 325
La Jolla, California 92037

Notice of Annual Meeting of Shareholders

To be Held September 14, 2001

YOUR VOTE IS IMPORTANT

NOTICE is hereby given that the Annual Meeting of the shareholders of SGI International, a Utah Corporation (the "Company"), will be held on Friday, September 14, 2001, at 9:00 a.m. local time, at Hotel Parisi, 1111 Prospect Street, La Jolla, California 92037, to:

1)  Elect Director. To consider and act upon the election to the Board of Directors: one director to serve a term of three years until 2004. Such director, if elected, shall serve until the respective Annual Meeting of shareholders in which the term expires, or until the respective successor has been duly elected and qualified;

2)  Ratify Appointment of Independent Accountants. To consider and act upon the ratification of the appointment by the Board of Directors of J.H. Cohn, LLP, Independent Public Accountants, as auditors of the Company for the 2001 fiscal year; and

3)  Other Business. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record at the close of business on July 6, 2001, will be entitled to receive notice of, and to vote at, the meeting or any adjournments thereof. The Board asks you to vote in favor of the director nominee and the ratification of J.H. Cohn, LLP, as the Company's Independent Public Accountants.

A copy of the Company's Annual Report for 2000 accompanies this notice.

By Order of the Board of Directors,

Michael L. Rose
MICHAEL L. ROSE
Chairman of the Board

La Jolla, California
July 6, 2001

Whether or not you intend to be present at the Annual Meeting, please promptly mark, sign, date and return the accompanying proxy. A return addressed envelope is enclosed for your convenience.

SGI INTERNATIONAL
1200 Prospect Street, Suite 325
La Jolla, California 92037

Proxy Statement

Solicitation of Proxies

Proxy Statement and Annual Meeting
The enclosed proxy is solicited by the Board of Directors on behalf of SGI International, a Utah corporation ("SGI" or the "Company"), for use at the annual meeting of the Company's shareholders to be held at Hotel Parisi, located at 1111 Prospect Street, La Jolla, California 92037, on September 14, 2001, at 9:00 a.m. local time, or any adjournments thereof. Only shareholders of record at the close of business on July 6, 2001 (the "Record Date"), will be entitled to receive notice of, and to vote at, the meeting. On July 6, 2001, there were issued and outstanding 87,601,131 shares of common stock. The holders of shares of common stock issued and outstanding on the Record Date are entitled to cast one vote per share on all matters voted on at the annual meeting. Whether or not you expect to attend the meeting in person, please return your executed proxy in the enclosed envelope and the shares represented thereby will be voted in accordance with your wishes. There are no rights which will accrue to stockholders dissenting in any matter known to the Company to be raised at the meeting.

Voting by Proxy
The Proxy Statement, the enclosed form of proxy and the Annual Report are being mailed to shareholders on or about August 6, 2001. If, after sending in your proxy, you decide to vote in person or desire to change the voting instructions on your proxy or revoke your proxy, you may do so by notifying the Secretary of the Company in writing of such revocation at any time prior to the voting of the proxy, by submitting a later-dated proxy or by attending the meeting and voting in person.

IF YOUR SHARES ARE HELD IN "STREET NAME" THROUGH A BROKER, BANK OR OTHER HOLDER OF RECORD, YOU WILL RECEIVE INSTRUCTIONS FROM THE REGISTERED HOLDER THAT YOU MUST FOLLOW IN ORDER FOR YOUR SHARES TO BE VOTED FOR YOU BY SUCH RECORD HOLDER.

How to Revoke Your Proxy
You may revoke your proxy at any time before its exercise at the Annual Meeting by: (a) giving written notice of revocation to the Secretary of the Company, (b) executing and delivering a later-dated proxy, or (c) voting in person at the Annual Meeting. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: SGI International, 1200 Prospect Street, Suite 325, La Jolla, California 92037, Attention: John R. Taylor, Secretary.

Quorum
The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of common stock issued and outstanding on the Record Date. Abstentions will be treated as shares that are present and entitled to a vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted for a vote of the shareholders. If a broker indicates on the proxy that the broker does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for general quorum purposes, but will not be considered as present and entitled to vote with respect to that matter.

Matters Raised at the Annual Meeting
The Company's management does not expect any matters to be acted upon at the Annual Meeting other than those presented in this Proxy Statement under "Actions to be Taken Under Proxy". If any other matters were to be properly presented, however, the persons designated as proxies would have the discretion to vote on those matters for you. Under the Company's Second Amended and Restated Bylaws ("Bylaws"), a shareholder may submit a matter for a vote of the Company's shareholders at a meeting by giving adequate notice to the Secretary of the Company. To be adequate, the notice must set forth certain information specified in our Bylaws (which will be provided upon written request) about the shareholder and the proposal and be delivered to the Secretary prior to December 31 of each year. Alternatively, shareholder proposals may be submitted for a vote of the Company's shareholders under rules adopted under the Securities Exchange Act of 1934, which procedure is described herein under "Future Proposals of Shareholders."

In addition to solicitation by mail, proxies may also be solicited by certain of the Company's officers, directors and regular employees without additional compensation, personally or by telephone, telefax or telegram. The cost of this solicitation will be borne by the Company. We encourage you to vote promptly. Voting promptly may save SGI the expense of a second mailing.

Action to be Taken Under Proxy

Shares will be voted as instructed in the accompanying proxy on each matter submitted to the vote of shareholders. If any duly executed proxy is returned without voting instructions, the persons named as proxies thereon intend to vote all shares represented by such proxy as follows:

1)  FOR the election of the person named herein as nominee for director of the Company to hold office until the Annual Meeting of the Company's shareholders in the year 2004, or until his successor has been duly elected and qualified;
2)  FOR the ratification of J.H. Cohn, LLP, Independent Public Accountants, as auditors of the Company for 2001; and,
3)  according to their best judgment on the transaction of such other business as properly may come before the meeting or any adjournments thereof.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of June 19, 2001, (i) by each person who is known by the Company to own beneficially more than 5% of the Company's common stock, (ii) by each of the Company's continuing directors, (iii) by the four most highly compensated executive officers other than the Chief Executive Officer ("named executive officers"), (iv) by director nominees, and (v) by all executive officers and directors as a group.

	AMOUNT	PERCENT
NAME	BENEFICIALLY OWNED (1,5)	OF CLASS
Richard B. Bein	5,500	*
Edward D. Doherty	-	*
George E. Donlou	255,000(2)	*
John W. Hart	130,000(4)	*
William A. Kerr	837,794 (4)	*
James W. Mahler	669,613(4)	*
Ben W. Reppond	2,623,269(3)	3.00
Michael L. Rose	812,613(4)	*
James P. Frederick	80,000(2)	*
Jeffrey L. Smith	1,060,333(4)	1.22
Executive officers and directors as a group (11 persons)	6,954,622	7.75
* Less than one percent
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person or for any other purpose. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2) Represents common shares under warrant or options.
(3) Includes 286,904 common shares underlying a convertible note payable.
(4) Includes outstanding and exercisable warrants and options to purchase the number of common shares of SGI International common stock as follows: Mr. Hart 100,000; Mr. Kerr 60,000; Mr. Mahler 555,000; Mr. Rose 700,000, Dr. Smith 125,324.
(5) There are no arrangements known to the Company, including the pledge by any person of securities of SGI, the operation of which may at a subsequent date, result in a change of control of SGI.
Proposal 1. Election of Director

The Company's bylaws provide that the Board of Directors shall consist of not less than three directors nor more than nine directors, with the number to be determined from time to time by the Board of Directors. The Board of Directors has currently fixed the number of directors at seven.

The Directors are divided into three classes and each class is elected to serve a three-year term ending in successive years. Mr. William Kerr, whose current term expires at this years Annual Meeting, has been nominated for re-election to the Board of Directors for a term expiring in 2004. The terms of Messrs. Reppond, Doherty, and Bein will expire at the annual shareholders' meeting in the year 2003, or until their successors have been duly elected or appointed. The terms of Messrs. Mahler, Rose and Smith expire at the annual shareholders' meeting in 2002, or until their successors have been duly elected or appointed.

Directors are elected by a majority of votes cast. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee. The person nominated for election has agreed to serve if elected. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. The Board of Directors is not aware of any reason that might cause any nominee to be unavailable.
                           The Board of Directors recommends a vote "FOR" the election of the listed nominee.

Information About Directors, Nominees and Executive Officers

The following states each director's, nominee's and executive officer's age, principal occupation, present position with the Company and the year in which each director or nominee first was elected as a director (each serving continuously since first elected, except as set forth otherwise). Unless indicated otherwise, each individual has held his or her present position for at least five years.
Richard B. Bein, 61 years old, is President and Chief Executive Officer of RBCOR, LLC and BEINCOR, Ltd. which he formed in 1985. These entities import and distribute products to the printing and packaging industries in the Americas. Mr. Bein has been a director since 2000.
Edward D. Doherty, 65 years old, is Chairman of the Board and Chief Executive Officer of Kaneb Pipeline Partners, LP, a refined product pipeline and terminaling partnership since 1989. Preceding his employment with Kaneb, Mr. Doherty was President/Chief Executive Officer of Northlea Corporation and Chairman of Alyth Associates, Inc. which provides restructuring services to troubled companies. Mr. Doherty has been a director since 2000.
George E. Donlou, CPA, 42 years old, joined SGI in 1997 as Controller. In April of 1999 Mr. Donlou was appointed Vice President Finance, in addition to his responsibilities as Controller. Prior to joining SGI, Mr. Donlou served as Accounting Manager and Manager of Business Administration for the landfill gas to energy division of Pacific Energy, formerly the alternative energy division of Pacific Enterprises. From 1983 to 1988 Mr. Donlou was employed by KPMG Peat Marwick (known now as KPMG, LLP), a major international accounting firm.
James P. Frederick, 57 years old, joined SGI in December of 1999 as Vice President of LFC Operations. Mr. Frederick is a Registered Professional Engineer with over 30 years experience and is a co-inventor of several patents related to the LFC Process and coal agglomeration. Prior to joining SGI Mr. Frederick served as General Manager of ENCOAL Corporation responsible for the maintenance of the ENCOAL Demonstration plant, commercial LFC plant feasibility studies and resolution of the remaining technical issues. First with Shell Mining Company (1987-1992) and then with Zeigler Coal Holding Company (1992-1998), Mr. Frederick has been involved with SGI's LFC Technology where he was instrumental in the evaluation, design, construction and six-year operation of the ENCOAL Demonstration plant.
John W. Hart, 49 years old, Mr. Hart joined SGI in November 1998 as Director of Marketing and was appointed Vice President of Marketing in July of 1999. Prior to joining the Company Mr. Hart served as Senior Manager Coal Sales and as Manager Market Development with ARCO Coal Company, a division of Atlantic Richfield Co., responsible for sales and the development of long-term markets to the electric utility industry. Prior to joining ARCO Coal Company, Mr. Hart spent nine years with NERCO Coal Company, a subsidiary of PaciCorp, as Regional Account Manager and as Project Manager.
William A. Kerr, 86 years old, was Chairman of the Board, Chief Executive Officer, President, and Chief Operating Officer of Kerr Glass Manufacturing Corporation, working for that company from 1957-1984. Mr. Kerr has been a Director since 1992.
James W. Mahler, 52 years old, has been Executive Vice President since September 1998 and was appointed to the Board of Directors in November 1998. Mr. Mahler was previously President of Americoal Development, a wholly owned subsidiary of Zeigler Coal Holding Company "Zeigler" since 1992. While with Americoal Development Mr. Mahler was responsible for and managed the non-mining and business development activities of Zeigler, including its investment in the LFC technology. Prior thereto, he was Vice President, Administration for Zeigler, a position he held from 1990 to 1992.
Ben W. Reppond, 55 years old, is General Manager and Director of BenefitPort Northwest. Mr. Reppond founded the Reppond Company, Inc. in Bellevue, Washington in 1981 and sold it to BenefitPort in December 2000. BenefitPort is in the employee benefits brokerage industry. Mr. Reppond has been a director since 2000.
Michael L. Rose, 62 years old, was appointed to the Board of Directors and became President and Chief Operating Officer in January 1999. Mr. Rose brings over 35 years of experience in the petrochemical and petroleum industry with him and was previously Senior Vice President and Chief Operating Officer of Energy Supply and Credit Corporation ("ESCO"). Preceding his employment with ESCO, Mr. Rose was President and Chief Operating Officer of Peerless Petrochemicals Inc. immediately prior to its acquisition by ESCO in 1989.
Jeffrey L. Smith, 58 years old, was appointed to the Board of Directors in February 1999. Dr. Smith is currently CFO and Director of Rosebud Energy Corporation "Rosebud", prior to which he was Rosebud's President since its inception in June 1988 until November 1993. Rosebud is the general partner of Colstrip Energy Limited Partnership ("CELP"). CELP owns a 37 Mw power plant in Colstrip, Montana. Dr. Smith also serves as Vice President and Director of Billings Generation, Inc. which is the general partner of Yellowstone Energy Limited Partnership ("YELP"). YELP owns a 57 MW power plant in Billings Montana. Prior to forming Rosebud in 1988 Dr. Smith was Vice President Finance for SGI International.
John R. Taylor, 57 years old, has been Senior Vice President since March 1996, Corporate Secretary since June 1995, and General Counsel since December 1994. Mr. Taylor held various positions in Pacific Enterprises and its affiliates from 1977 to 1994, including Director of Contract Administration, Special Counsel, Secretary and House Counsel.

Employment Agreements
The Company's executive officers were all employed in accordance with standard written employment agreements that expired on December 31, 2000, and were not renewed.

Section 16(A) Beneficial Ownership Reporting Compliance
Compliance with Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and 10% or greater shareholders of the Company ("Reporting Persons") to file with the Securities and Exchange Commission and the Company initial reports of ownership and reports of changes in ownership of equity securities of the Company. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that certain reports were not required, during the year ended December 31, 2000, all Section 16(a) filing requirements applicable to Reporting Persons were complied with.

Certain Relationships and Related Transactions

In January 2000 the Company sold for cash a $100,000 unsecured 12% note payable to Mr. Reppond. The note is payable upon 30 days written demand but no sooner than November 15, 2000. Both the principal and accrued interest thereon may be paid in cash or at the option of either the Company or Mr. Reppond in restricted common stock of the Company, conditional only on the bid price of the Company's common stock, as determined in accordance with the conversion formula, being above $0.40 per share. The note is convertible into common stock by dividing all principal and interest by 75% of the average closing bid price for the ten trading days prior to the demand date. No demand for payment has been made on the note.

On July 14, 2000, the Company sold for cash a $25,000 unsecured 9% note payable to Mr. Doherty. The note is payable upon 30 days written demand after January 14, 2001. Both the principal and accrued interest thereon may be paid in cash or at the option of the Company, by issuing shares of restricted common stock. No demand for payment has been made.

On November 15, 2000, the Company sold one unsecured note payable to Dr. Smith with a face value of $35,000 for cash. The note bears interest at 9% per annum and is due on demand upon five days written notice, but no sooner than on December 31, 2000. Both the principal and interest on the note were satisfied on February 1, 2001, through the issuance of 169,873 shares of restricted common stock of the Company.

On December 10, 2000, as a condition for obtaining a $100,000 line-of-credit for AMS with a bank, an entity controlled by Mr. Kerr guaranteed the payment of the line-of-credit which expires on December 31, 2001. In return for this guarantee the Company issued this entity 50,000 shares of restricted common stock.

The Company in satisfaction of all principal and interest on a $50,000 note payable to an entity controlled by Mr. Kerr issued this entity 289,681 shares of restricted common stock.

The Company's bylaws currently provide for the limitation of director liability and for indemnification of employees and agents, including officers and directors, to the fullest extent permitted by Utah law. The Company has entered into Indemnification Agreements with all of its directors and officers. These provisions do not affect a director's or officer's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Company also has Director and Officer Liability Insurance covering its officers and directors.

Information Concerning Board of Directors

Committees and Meetings
During 2000, the Board of Directors of the Company held three meetings. Each director attended at least 75% of the meetings of the Board of Directors and committees on which such director served. The Board of Directors does not have a Nominating Committee, as such function is performed by the entire Board of Directors. The Board of Directors has authorized standing Audit and Compensation Committees.

Audit Committee. The Audit Committee performs the following functions: (a) review of periodic financial statements, (b) communication with independent accountants, (c) review of the Company's internal accounting controls, and (d) recommendation to the Board of Directors as to selection of independent accountants. Management is responsible for the Company's internal controls and financial reporting processes. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee's responsibility is to oversee the audit process and the activities of the Company's internal staff. The Audit Committee of the Board of Directors is composed of two independent directors, as defined by NASD rules, and operates under a written charter adopted by the Board of Directors, a copy of which is attached as Appendix A. The Audit Committee, which met one time during 2000, is composed of Messrs. Doherty and Reppond.

AUDIT COMMITTEE REPORT

Notwithstanding any statement to the contrary in any of the Company's previous or future filings with the Securities and Exchange Commission, this Audit Committee Report shall not be incorporated by reference into any such filings.

To the Board of Directors of SGI International:

We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2000.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000.

Submitted by the Audit Committee:

Edward D. Doherty
Ben W. Reppond

Compensation Committee. The Compensation Committee comprised of non-employee directors, determines and approves all of the Company's compensation plans, including the awarding of warrants and/or incentive stock options (or "options") and the compensation arrangements for all of the Company's senior management. During 2000 the compensation committee met one time and is composed of Messrs. Bein and Smith.

Compensation Of Directors
Directors of the Company currently do not receive cash compensation for services rendered. Independent (non-employee) directors are periodically granted compensation in the form of warrants to purchase common stock of the Company which is based in part on participation at board meetings and on such additional services that the director performs for the Company at the request of the Chief Executive Officer. Directors have been compensated largely in equity securities in order to align their interest, with those of the Company's shareholders. In 2000, no warrants were granted to outside directors

Directors who are also employees of the Company receive no additional compensation for serving as directors. All directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or committees thereof.

COMPENSATION COMMITTEE REPORT

Executive Compensation Policies
The Board of Directors (the "Board") as a whole or through the Compensation Committee when fully constituted, will review executive compensation levels annually and recommend for consideration an annual compensation package for each executive officer, comprised of base salary, warrants and/or options. The Board will also periodically determine for each executive officer appropriate levels of warrants and/or options or other stock-based awards under the Company's Stock Incentive Plans. The Board believes stock-based awards better aligns executive management's interests with those of the shareholders, providing incentives to promote intermediate-term and long-term shareholder value.

The Company's executive compensation policies are designed to provide a competitive compensation program that will enable the Company to attract, motivate, reward and retain executives who have the skills, experience and talents required to promote the short-term and long-term growth and financial performance of the Company. The compensation policies are influenced by the fact that the Company's technologies and technological investments currently produce insignificant revenues; the Company operates at a net loss; and, except for the operations of Assembly Manufacturing Systems Inc., the Company primarily utilizes debt or equity capital to finance operations. The compensation policies are based on the principle that the financial rewards to the executives must be aligned with the financial interests of the shareholders of the Company. In this manner, the Company intends to meet its ultimate responsibility to its shareholders.

The Board believes that the cash compensation being paid to the executives is the amount the Company would be required to pay to engage suitable replacements for the current executive officers. In addition, the Board periodically reviews compensation policies and practices of corporations in other industries which are similar to the Company in terms of revenues and market value, because the Board believes the Company competes with such companies for executive talent. Although the Board reviews such information for general guidance, it does not specifically target compensation of the executive officers to compensation levels at other companies.

Total compensation available in the combined package for each executive will generally be set based on the Company's performance objectives correlated to the Company's business plan and comparisons to the preceding year's level of compensation. Base salaries of executive officers are usually adjusted annually to reflect inflation, promotions and merit. However, the Company's performance for the particular year and the Company's prospects are more significant factors in determining compensation packages. Compensation packages are subject to variances for a variety of subjective factors such as an individual's experience, contribution to the performance of the Company and its affiliates, in addition to the competitive considerations noted previously.

The Board will periodically recommend the grant of warrants and/or options at market exercise prices to executives of the Company. Factors reviewed by the Board in determining whether to grant options or warrants are generally the same factors considered in determining salaries described above and the absence of annual cash bonuses or the periodic deferral of salaries. The Board believes that the level of common shares underlying option and warrant grants must be sufficient in size and potential value to provide a strong incentive and to affirm the individual's commitment to the Company. The history of option and warrant grants previously granted to an executive is also a factor in determining new grants. Furthermore, the Board may periodically evaluate additional and different overall compensation plans, which may be utilized in the future to attract and retain qualified personnel.

Compensation For Fiscal Year 2000
Compensation paid to the Company's named executive officers for fiscal year 2000 consisted of a base salary, warrants and/or options awarded under the Company's incentive stock plan. No cash bonuses were awarded to any named executive officer during fiscal 2000. Further, the Board reviewed the base salary and other compensation arrangements for all of its named executives and notwithstanding the various accomplishments achieved, determined not to increase the base salary for its named executive officers. In lieu of any increase in an executive's base salary the Board granted warrants and/or options that offer opportunities for its named executives to earn additional and potentially significant compensation if shareholder value can be increased. Further, certain named executive officers and the Chief Executive Officer voluntarily deferred part or most all of their base salary for the last fiscal year. The Board, in recognition of such deferral, granted these executives additional warrants and/or options.

Chief Executive Officer Compensation
The Board recognized Mr. Rose's leadership in guiding the Company through this fiscal 2000, which proved to be extremely challenging. Notwithstanding this, the Board did not increase the base salary of Mr. Rose in 2000. During 2000, the Board awarded Mr. Rose warrants and/or options to acquire 375,000 shares of common stock with an exercise price equal to the market price on the date the warrants or options were granted. In determining the number of options and warrants awarded to Mr. Rose the Board based its decision on the same factors noted previously including the fact that Mr. Rose has reduced and deferred a significant portion of his salary in both 1999 and 2000.

Discussion Of Corporate Tax Deduction For Compensation In Excess Of $1 Million A Year
Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), precludes a public corporation from taking a tax deduction in any year for compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid executive officers. The $1 million annual deduction limit does not apply, however, to "performance-based compensation" as that term is defined in Code Section 162(m)(4)(C) and regulations promulgated thereunder.

The Board believes that Company and executive performance are the most determinative factors with respect to all components of executive compensation other than base salaries. The current incentive stock plan and grants of warrants and/or options for fiscal 2000 and 1999 were determined by the Board based on performance criteria. However, none of these compensation components meets the technical performance-based criteria required by Code Section 162(m) for exclusion from the deduction limit. Compensation expenses with respect to options granted under the Company's stock incentive plan are properly excluded from the deduction limit.

In fiscal 2000 neither the Chief Executive Officer or any other named executive officer of the Company received cash compensation in excess of $1 million. Thus, in fiscal 2000, the deduction limit did not affect the Company, and as a general matter, the Board does not anticipate that cash compensation paid to any of the five highest-paid executive officers in any year in the near future will approach $1 million.

The Board will continue to monitor this matter and, if warranted and consistent with compensation objectives, will consider modifications to the Company's compensation policies to maximize the Company's compensation related tax deductions.

Submitted by the Compensation Committee:

Richard B. Bein
Jeffrey L. Smith

Executive Compensation

Summary Compensation Table

The following table sets forth the compensation of the Chief Executive Officer and four named executive officers of the Company for the three years ended December 31, 2000.

		ANNUAL COMPENSATION(1)(2)	LONG-TERM COMPENSATION(3)
			SHARES UNDERLYING
NAME & PRINCIPAL POSITION	YEAR	SALARY ($)	WARRANTS AND OPTIONS

Michael L. Rose	2000	175,000	375,000
Chairman of the Board,	1999	212,741	225,000
President and Chief
Executive Officer

James W. Mahler	2000	160,000	310,000
Executive Vice President	1999	194,100	175,000
Director	1998	50,969	70,000

John W. Hart	2000	138,000	50,000
Vice President Marketing	1999	132,000	15,000
	1998	10,500	35,000

James P. Frederick	2000	130,000	35,000
Vice President LFC Operations	1999	2,000	20,000

George E. Donlou	2000	125,000	30,000
Vice President Finance,	1999	128,333	55,000
Controller	1998	115,000	55,000

John R. Taylor	2000	120,000	30,000
Senior Vice President	1999	145,000	213,000
General Counsel	1998	150,000	80,000
(1) Salary information is disclosed in the table on a calendar year basis. Therefore, if an increase is granted in any year, the salary reported in the table for that year is a blend of two different salary levels. In January 1999, Mr. Rose joined the Company at an annual salary of $225,000. In September 1998, Mr. Mahler joined the Company at an annual salary of $200,000. In July 1997 Mr. Donlou joined the Company at an annual salary of $115,000. In April of 1999, Mr. Donlou was promoted to Vice President Finance and his annual salary was increased to $135,000. Effective January 1, 1998, Mr. Taylor's salary was increased from $130,000 to $150,000. In late November of 1998 Mr. Hart joined the Company at an annual salary of $126,000. In April of 1999, Mr. Hart was promoted to Vice President of Marketing and his annual salary was increased to $138,000. In December of 1999 Mr. Frederick joined the Company at an annual salary of $130,000.
(2) Effective November 1 1999, Messrs. Rose, Mahler, Taylor and Donlou agreed to reduce their salaries to $175,000, $160,000, $120,000 and $125,000 respectively. Effective July 1999 Mr. Hart agreed to defer that portion of his annual salary in excess of $126,000. In addition, commencing in May 1999 Messrs. Rose and Mahler have also voluntarily deferred payment on a significant portion of their base salaries aggregating approximately $548,000 as of December 31, 2000.
(3) There were no cash bonuses, other annual compensation restricted stock awards, long-term incentive plan awards or other compensation paid to executive officers during the fiscal years ended December 31, 2000, 1999 and 1998.
Warrant and Stock Option Grants in Last Fiscal Year

The following table sets forth information concerning warrant or option grants made in the fiscal year ended December 31, 2000, to the individuals named in the Summary Compensation Table. There were no grants of SARs to said individuals during the year.

	INDIVIDUAL GRANTS
	NUMBER OF SHARES	% OF TOTAL
	UNDERLYING	WARRANTS/OPTIONS
	WARRANTS/	GRANTED TO EMPLOYEES	EXERCISE	EXPIRATION
NAME	OPTIONS GRANTED(#)	IN FISCAL YEAR	PRICE ($/Sh)(1)	DATE (2)

Michael L. Rose	15,244	0.94%	0.37	03/05
	175,000	10.80%	0.16	12/05
	100,000	6.17%	0.22	12/05
	84,756	5.23%	0.37	12/05

James W. Mahler	11,433	0.71%	0.37	03/05
	160,000	9.87%	0.16	12/05
	75,000	4.63%	0.22	12/05
	63,567	3.92%	0.37	12/05

John W. Hart	7,622	0.47%	0.37	03/05
	42,378	2.62%	0.37	12/05

George E. Donlou	4,573	0.28%	0.37	03/05
	25,427	1.57%	0.37	12/05

James P. Frederick	5,335	0.33%	0.37	03/05
	29,665	1.83%	0.37	12/05
(1) Incentive stock options and warrants were granted at an exercise price equal to the fair market value of SGI common stock, reported on the OTC Bulletin Board on the date of grant.
(2) The incentive stock options and warrants were granted for a term between five and seven years. All warrants granted in fiscal 2000 are fully exercisable one year from the date of grant. The options are exercisable only after the underlying stock is registered or after the passage of one year. In the event of a merger, sale of substantially all of the assets of the corporation or change in control all outstanding options shall become fully vested and immediately exercisable, if not assumed or in the event of a merger substituted by the successor entity.
Aggregated Warrant and Option Exercises in Last
Fiscal Year and Fiscal Year-End Values

The following table sets forth information concerning the number and value realized as to warrants exercised during 2000 and warrants and options held at December 31, 2000, by the individuals named in the Summary Compensation Table and the value of those warrants and options held at such date. No warrants or options were exercised during fiscal 2000 and no SARs were held at year end.

			NUMBER OF SECURITIES UNDERLYING UNEXERCISED WARRANTS AND OPTIONS FISCAL YEAR-END		VALUE OF UNEXERCISED IN-THE-MONEY WARRANTS AND OPTIONS AT FISCAL YEAR-END(1)

	SHARES
	ACQUIRED	VALUE
NAME	ON EXERCISE	REALIZED	EXERCISABLE	UNEXERCISABLE	EXERCISABLE	UNEXERCISABLE
Michael L. Rose	-	-	325,000	375,000	8,925	-
James W. Mahler	-	-	245,000	310,000	7,250	-
George E. Donlou	-	-	225,000	30,000	1,010	-
John W. Hart	-	-	50,000	50,000	225	-
James P. Frederick	-	-	45,000	35,000	300	-
(1) Market value of SGI common stock at fiscal year-end based on the closing sales price as reported on the OTC Bulletin Board on December 31, 2000 ($0.14), minus the exercise price of "in-the-money" warrants and options. At March 30, 2001, the closing bid price of SGI common stock was $0.165.
Proposal 2. Ratification of Selection of
Independent Public Accountants

The accounting firm of J.H. Cohn, LLP, served as the independent auditors for the Company for the year ended December 31, 2000. Services provided included the examination of the consolidated financial statements and preparation of the tax returns.

The Board of Directors has selected J.H. Cohn, LLP, Independent Public Accountants, as the Company's independent auditors for the year ending December 31, 2001, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the annual meeting. Stockholder ratification of the appointment is not required, but the Board of Directors has decided to ascertain the position of the stockholders on the appointment. The Board of Directors may reconsider the appointment if it is not ratified. The affirmative vote of a majority of the shares voted at the meeting is required for ratification.

Audit Fees. J.H. Cohn billed the Company an aggregate of $30,400 for professional services rendered in connection with the audit of our most recent consolidated annual financial statements and the review of the consolidated financial statements included in the Company's Form 10-QSB for 2000.

Financial Information Systems Design and Implementation Fees. The Company did not engage J.H. Cohn in 2000 to perform any financial information systems design or implementation services.

All Other Fees. J.H. Cohn billed the Company an aggregate of $15,800 for all other services rendered in 2000 and not included in the preceding two paragraphs, which included tax return preparation, tax planning consultation and consultation on specific accounting matters. The Audit Committee has determined that the provision of these services was compatible with maintaining J.H. Cohn's independence.

A representative of J.H. Cohn, LLP, is expected to attend the Annual Meeting and will have the opportunity to make a statement on behalf of the firm if desired. The representative is also expected to be available to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote "FOR" such ratification.

Report on Form 10-KSB

A copy of the Company's Report on Form 10-KSB for the period ended December 31, 2000, as filed with the Securities and Exchange Commission (including related financial statements) was mailed to shareholders of record along with this Notice of Annual Meeting of shareholders and Proxy Statement. Additional copies of the Company's Form 10-KSB are available to shareholders without charge upon written request to the Company.

Future Proposals of Shareholders

Under Regulation Section 240.14a-8 adopted pursuant to Section 14(a) of the Securities Exchange Act of 1934, shareholders who intend to submit proposals at the 2001 Annual Meeting must submit such proposals to the Company no later than December 31, 2000, in order for them to be included in the Proxy Statement and the form of Proxy to be distributed by the Board in connection with that meeting. If the 2001 Annual Meeting is held on a date which is not within 30 days of June 2, 2001, then such proposals must be submitted a reasonable time before the Company begins to print and mail its proxy materials.

Alternatively, if a shareholder wishes to have a proposal considered at the 2001 Annual Meeting but does not utilize the process set forth in Regulation Section 240.14a-8, the Company's bylaws control the timely filing of such proposals. Under the Company's bylaws, a shareholder proposal is not timely unless notice in writing to the Secretary of the Corporation is delivered to or mailed and received at the executive offices of the Company not less than sixty (60) days prior to the meeting. Notwithstanding this, all proposals of shareholders intended to be presented at the Annual Meeting of shareholders to be held in 2001 must be received by the Company not later than March 15, 2001, to be considered timely by the Company for inclusion in the Company's proxy statement and form of proxy relating to that Annual Meeting. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

Other Business

The Company knows of no business to be brought before the annual meeting other than as set forth above. As to other business that may properly come before the meeting, proxies will be voted in accordance with the best judgment of the persons voting such proxies.

By Order of the Board of Directors,

Michael L. Rose
MICHAEL L. ROSE
Chairman of the Board

Appendix A

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER

I. PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the corporation's policies, procedures and practices at all levels.

The Audit Committee's primary duties and responsibilities are to:

* Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.
* Review and appraise the audit efforts of the Company's independent accountants and internal accountants.
* Provide an open avenue of communication among the independent accountants financial and senior management, the internal accountants, and the Board of Directors.

II. COMPOSITION

The Audit Committee shall be comprised of three or more directors or two directors if the Company files as a small business filer. Each member of the Audit Committee shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the accounting department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Company's financial statements.

IV. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

1. Review and update this Charter periodically, at least annually, as conditions dictate.

2. Review the organization's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

3. Review the regular internal reports to management prepared by the Company's accountants and management's response.

4. Review with financial management and the independent accountants the quarterly and annual reports prior to their filing with the Securities and Exchange Commission or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.
Independent Accountants
5. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Company to determine the accountants' independence.

6. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

7. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.
Financial Reporting Processes
8. In consultation with the independent accountants and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external.

9. Consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

10. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent accountants and management.

11. Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal accountants regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

12. Following completion of the annual audit, review separately with each of management, the independent accountants and the internal accounting department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

13. Review any significant disagreement among management and the independent accountants or the internal accounting department in connection with the preparation of the financial statements.

14. Review with the independent accountants, the internal accounting department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate of time subsequent to implementation of changes or improvements, as decided by the Committee.)
Ethical and Legal Compliance
15. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

16. Review management's monitoring of the Company's compliance with the organization's Ethical Code, and ensure that management has the proper review system in place to ensure that Company's financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

17. Review activities, organizational structure, and qualifications of the accounting department.

18. Review, with the organization's counsel, legal compliance matters including corporate securities trading policies.

19. Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.

20. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary.

(LOGO)  SGI International                             PROXY
            1200 Prospect Street, Suite 325      This proxy is solicited on behalf of the Board of Directors for
             La Jolla, CA  92037                       the Annual Meeting of Shareholders on September 14, 2001.

The undersigned, revoking all prior proxies, hereby appoints Edward D. Doherty and Ben W. Reppond as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of SGI International held of record by the undersigned on July 6, 2001, at the Annual Meeting of Shareholders to be held on September 14, 2001, or any adjournment thereof.

1. Election of Director

Nominee: William A. Kerr

[] For the Nominee [] Withhold authority to vote for Nominee
2. Ratification of appointment of J.H. Cohn LLP, Independent Public Accountants
[] For [] Against [] Abstain
3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.
[] For [] Against [] Abstain
SHAREHOLDERS WHO ATTEND THE MEETING MAY VOTE IN PERSON EVEN THOUGH THEY HAVE PREVIOUSLY MAILED THEIR PROXY.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the Nominee for Director, and FOR Item 2. Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a Partnership, please sign name of authorized person.

________________________________
SIGNATURE                                                  DATE
________________________________
2nd SIGNATURE IF HELD JOINTLY       DATE

IMPORTANT: Please date this Proxy and sign exactly as your name(s) appears hereon. Return promptly in the enclosed envelope.